Exhibit 99.2

Destination Maternity

Third Quarter Fiscal 2018

Results Conference Call

12/11/18

Thomas McCracken, Senior Vice President, Finance:

Thank you, operator. Good morning, everyone, and welcome to Destination Maternity’s third quarter fiscal 2018 earnings call. Our earnings release that was disseminated this morning, is available on the Investors section of our website. The earnings release contains definitions of various financial terms, as well as reconciliations of certain non-GAAP financial measures we will be discussing in today’s call. If non-GAAP financial information is provided on this call, a reconciliation of the non-GAAP information to the most comparable GAAP financial measure is available on our press release. This call will include certain forward-looking statements within the meanings of the federal securities laws. These statements relate to expectations, beliefs, projections, trends and other matters that are not historical facts and are subject to risks and uncertainties that might affect future events or results. Descriptions of these risks are set forth in the company’s SEC filings.

Also, I would like to remind you that today’s call cannot be reproduced in any form without the express written consent of Destination Maternity.

Joining on the call today is Marla Ryan, our Chief Executive Officer. Marla will open with some remarks, followed by additional commentary by me on our financial results. Afterward, Marla and I will be available to take your questions.

It is now my pleasure to turn the call over to Marla.

Marla Ryan, Chief Executive Officer:

Thank you, Tom.

Good morning everyone and welcome to our third quarter earning’s call. We spoke with you several weeks ago, outlining our Destination->Forward strategic plan aimed at rationalizing expenses, accelerating revenue growth and improving profitability across the organization. We shared as an organization our focus on three strategic priorities: rightsizing our ship, optimizing our infrastructure and developing innovative products and solutions.

Our third quarter results saw continued improvements in SG&A and a significant increase in Adjusted EBITDA before other charges of $3.9 million or up 95% year-over-year. Total revenue declined 3.7% to $92.8 million from $96.4 million in the third quarter of FY 2017, owing in part to our strategy of closing unprofitable stores. Sales were negatively impacted by several items, including the net closure of 27 stores, extreme weather over Labor Day weekend vs last year, two multi-state hurricanes, and a decrease in comparable sales. Comparable sales for the third quarter decreased 2.6% compared to an increase of 1.1% in the third quarter last year.

Based on year to date results and expectations for the fourth quarter, we are updating our Full Year 2018 guidance. Our updated guidance reflects expected slight softness in our brick and mortar sales through year end, driven by recent declines in traffic, coupled with our continued efforts to manage inventory levels and further rationalize expenses. We continue to reaffirm our long- term guidance for FY2019 through FY2022 and expect to see a stabilization in key metrics as we move through FY2019 and beyond.

Turning to our operational highlights, Rightsizing Our Ship remained a primary focus to drive profit in the third quarter. We decreased SG&A expenses by $4.6 million or 8.7% from the comparable quarter last year, hitting 52.4% of sales with a 280 bp improvement over Q3 2017. The decrease in expenses for the quarter primarily reflects a reduction in employee costs, occupancy expenses from store closures and ongoing expense reduction initiatives. Year to date, we have decreased our SG&A expense by $11.1 million and anticipate full-year 2018 savings of $17 million to $21 million. As we look to FY 2019, we are re-affirming our previously announced SG&A expense reduction of $11.0 million or 50% to 51% of sales.

As announced on our investor call last month, we are actively reducing total inventory levels—both aged and future receipts as well as rationalizing our future product assortments. We expect to generate at least $7 million in adjusted free cash flow from inventory reduction efforts in FY 2019. In the short term, however, inventory levels are higher than optimal. At the end of Q3, inventory was up by $5 million vs last year. The increase was driven primarily by two factors. First, we invested approximately $2 million in inventory to support the new Amazon wholesale business. Second, the fall seasonal product previously committed to by the previous management team, were too high relative to sales expectations. This additional Fall inventory was factored into our previously announced FY2019 guidance as we did not reflect improved margins next year and expect to generate at least $7 million in working capital improvement from inventory reductions efforts. We are confident that we can convert this inventory into cash over time, while not significantly impacting margins.

To achieve this initiative, we have implemented a two-prong approach to speed up markdown turns and purchase less overall inventory. First, markdown turns will increase as we sharply price markdowns online and in-store to clear seasonal products faster. Second, as we shift our product mix to focus on evergreen core solutions combined with significantly reduced style count, we will lower our inventory receipt plan for FY 2019. We project our total inventory turns will increase between 2.8x to 3x by year-end 2019 as a direct result of these actions.

In addition to reductions in our 2019 product assortment, we streamlined our corporate Product and Sourcing teams early last month with an expected net savings in FY 2019 of $1.2 million to $1.4 million. In recent weeks, we hired two key senior leaders to oversee our Product Sourcing and Inventory teams. Both leaders bring extensive industry experience while possessing the owner-led mentality we are striving for as we drive transformational change.

With two months left in the fiscal year, we continue to drive rent negotiations for all renewals with estimated occupancy savings of $2.3 million to $2.5 million by FYE 2018 and are projecting an additional, $1.5 million to $2.0 million in savings by FYE 2019. As we communicated earlier, we will have executed 31 to 33 store closings and 84 leased shop exits during FY 2018 and expect to execute another 42 to 67 closings in FY 2019. On this front we will be testing a smaller store format for our Motherhood brand in the first quarter, allowing for higher productivity and reduced overhead costs. Finally, as part of our overall efforts to Right-size our Ship, we have formed an internal Expense Control Committee to find additional savings from all aspects of the business, in addition to the already identified savings of $11 million planned for FY 2019. This committee will be providing monthly updates to myself and the board.

Moving to Optimizing our Infrastructure, we continue to focus on growing our digital flagship and serving the needs of our new moms and moms2be. During the third quarter, we made the conscious decision to run our e-commerce division for improved profitability, focusing on improving gross profit rather than driving revenue. This meant less ship from store options and fewer clearance flash sales. As a result, total e-commerce gross margins improved to 54.9% vs 52.6% last year. Total gross margin dollars for total e-commerce sales were up +3.9%. Excluding 3rd party e-commerce, margin dollars were up +13.9% vs last year. Our Motherhood brand was up +20% vs last year. Total e-commerce revenue was flat, excluding 3rd party e-commerce sites, sales were up 8% with our Motherhood brand up +19.5% vs last year.

Total online sales continued to be fueled by our Mobile channel over desktop and tablet. Mobile sessions were up +29% vs last year, reaching an all-time high of 75% of total online sessions. Demand sales from Mobile were up +29% year-over-year, driving 54% of total online sales with an average order increase of 4%. Recognizing the busy lives of our new moms and moms2be and in tandem with the increase of our mobile channel sales, we are continuing to provide new customer service solutions. In early November we launched Apple Pay as an additional digital payment solution. To date, 12% of mobile transactions used Apple Pay to make purchases and we saw significantly higher conversion and revenue. We will follow this launch up with the addition of Venmo to the checkout page in late first quarter FY 2019.

In response to our new moms and moms2be desire for increased convenience, we launched a Same Day shipping feature for the NY Metro area in mid-October. We are pleased with the early sales results and will be testing two additional cities late in the first quarter of FY2019. As we end the year, we are also completing the migration of several providers. These new service providers will allow us enhanced customer service features such as Live Chat - launching early February, Inventory in-store look up - launching late February, as well as personalized emails and content which we estimate will drive a 3% to 5% increase in demand.

As part of this effort, we are excited to partner with YOTPO to have a complete unified customer content marketing platform solution. Completion of this integration is slated for the beginning of January and will allow us to integrate customer reviews, UGC, curation from Instagram, Q&A and loyalty solutions. We believe that this partnership will lead to 2.5x more reviews onsite, an improvement in site visitors, a higher return on ad spend and on-site improvements including increased conversion rate, average order value and time spent on the site. We will continue to evaluate key investments in technology and customer service features to aid our digital experience on both the mobile phone and website to drive increased traffic, higher conversion and sales.

Meeting the needs of our new moms and moms2be, we also launched our Amazon Retail strategy in late September. While it’s early days, our top products are performing to expectations, with those top products driving 40% of units shipped. As we move forward, we are actively seeking new wholesale partnerships to broaden our network of distribution with a total revenue goal of $20.0 million to $25.0 million by FYE 2022.

We announced earlier last month, in recognition of Veteran’s Day we now offer a 10% discount in-store for all veterans, active service members and their spouses in all our retail owned stores. We are extremely proud to offer this special on-going discount in recognition of those who have sacrificed their time and safety to serve. Additionally, in late first quarter 2019 we will offer this on-going special discount online as well.

As we optimize our infrastructure, we continue to review our operations and assess future business. Moving into FY 2019, we will simplify our workstreams and automate our processes across the entire enterprise, using data analytics to inform our future decisions. Our goal is to build a flat, nimble, flexible and digitally driven organization. We continue to identify key leadership roles within the organization and are routinely evaluating top talent to help drive our transformation.

Lastly, as we end FY 2018, we are placing a renewed level of importance on our internal customer – our employees. We are launching a Center of Excellence committee, dedicated to driving excellence within the organization. We want to reward individuals who are ground breakers, who challenge the status quo and constantly seek to drive our transformation. The committee will work to cement our Mission statement, redefine our vision and align our corporate culture with our comprehensive strategic plan Destination->Forward across the organization to deliver profit and growth.

Our organization was founded on the principle of innovation and solutions for new moms and moms2be. Our brands continue to be highly trusted in the market place as evidence by the recent win for our Motherhood brand which was voted Best Maternity Brand by What to Expect, the best known and most trusted pregnancy and parenting brand, as part of their annual What to Expect Awards. Our Motherhood brand was recognized for its quality merchandise, affordable value and knowledgeable sales associates.

As we enter FY 2019, we are shifting our product mix to more evergreen styles allowing us to focus on the core solutions, reducing markdowns and limiting inventory risks associated with unprofitable fashion purchases. We will create value and transformational growth as we innovate our brand, putting product first followed by strong, clear messaging around the solutions we provide for our new moms and moms2be.

The third quarter saw double digit sales increases on our nursing apparel products as a direct result of our first ever August National Nursing campaign. We launched two new product innovations campaigns around our Seamless Bra in August and our Hospital-Approved Delivery Gown with both products exceeding plan. As we enter February 2019, we will continue to highlight our solution products with everyday marketing campaigns along with re-energizing two areas we feel are underserved – Wear to work and Extended sizes.

With 65% of our new moms and moms2be we saw the opportunity to expand our product offer. From our secret fit belly pant technology for moms2be, Bouceback compression technology to the use of hidden zippers and modesty panels in our tops and dresses for our new moms, she will be comfortable, confident with style points in the workforce. Beginning February, we will offer 70% of our product assortment in extended sizing (1x-3x), up from our historical 30% levels. This product assortment increase in extended sizes has also allowed us to alter our pricing cadence, offering the same retail price for all sizes we carry. We expect the additional assortment, same retail pricing for all sizes and new marketing campaigns to fuel this previously underserved market segment, driving an estimated increase of 10% to 15% by FYE 2019.

Continuing around the theme of innovation and solutions, we have formed an internal Innovation Committee dedicated to bringing new solutions to our new moms and moms2be. The committee will be centered around new material and fabric innovation, advanced manufacturing capabilities, speed to market and customization. We will finalize details around our store of the future – creating a new format with reduced square footage, increased technology and carefully selected location implementation. Lastly, we will focus on how, when and where we message our new moms and moms2be through local community engagement, social media, personalized content and loyalty using technology updates.

Overall, I am pleased with the progress we have made against our comprehensive strategic plan – Destination->Forward. There is still much work to do but myself and the entire Destination team are excited as we Right-size our Ship, Optimize our Infrastructure and provide Innovation and Solutions for our new moms and moms2be. As we look forward to FY 2019, we are committed to transforming this business to a more nimble and profitable organization that generates long term shareholder value. On behalf of myself and the entire Destination Maternity team, we wish you a happy holiday season and a healthy new year.

With that, let me turn things over to Tom to provide a review of our financial performance.

Thomas McCracken, Senior Vice President, Finance:

Thank you, Marla.

This morning, I will review our fiscal 2018 third quarter and year-to-date performance and key items on our balance sheet and cash flow. Sales for the third quarter were $92.8 million, a decrease of $3.6 million or 3.7% from the comparable quarter last year.

Comparable retail sales were down 2.6%, which was primarily driven by a 3.3% decrease in comparable brick-and-mortar sales. Additionally, sales were impacted by the net closure of 27 owned locations, in addition to 12 leased locations and a decline in sales to franchise partners. E-commerce sales represented 22% of retail sales compared to 21% last year.

Gross margin for the third quarter was 52.4%, a decrease of 40 basis points from the same quarter last year. This decrease was primarily driven by increased markdown of promotional activity to more aggressively manage inventory, in addition to the increase in e-commerce sales as a portion of our retail sales.

Gross profit for the third quarter was $48.7 million, a decrease of $2.2 million, or 4.4%, from the comparable quarter last year. Selling, general and administrative expenses for the third quarter were $48.6 million, a decrease of $4.6 million, or 8.7%, from the comparable quarter last year. The decrease in expense for the quarter primarily reflects reductions in employee costs and occupancy expenses, resulting from the closure of underperforming stores and ongoing expense reduction initiatives. As a percentage of sales, SG&A was 52.4%, a decrease of 280 basis points from the third quarter of last year.

Adjusted EBITDA before other charges and effective change in accounting principles for the third quarter was $3.9 million, an increase of $1.9 million, or 95%, from the comparable quarter last year.

The net loss for the third quarter was $4.1 million, or $0.30 per share, compared to a net loss of $7.5 million, or $0.55 per share, for the prior year. Adjusted net loss was $1.7 million, or $0.12 per share, compared to adjusted net loss of $2.7 million, or $0.20 per share, for the third quarter of fiscal 2017.

I will now turn to our year-to-date results. Sales for the first nine months ended November 3, 2018 were $292.5 million, a decline of $8.6 million, or 2.9%, from the comparable period last year. Comparable retail sales were down 0.5%, which reflects the net effect of 18.1% increase in e-commerce sales, offset by a 5.4% decrease in comparable brick-and-mortar sales. Additionally, sales were impacted by the previously mentioned decrease in store counts and the decline in sales to franchise partners. E-commerce sales for the first nine-months were 22.7% of retail sales compared to 18.5% last year.

Gross margin for the first nine-months of 2018 was 52.6%, a decrease of 80 basis points from the comparable period last year. This decrease was primarily driven by the previously mentioned growth of our e-commerce business as a percentage of retail sales. Gross profit for the first nine-months was $153.9 million, a decrease of $7 million, or 4.3%, from last year. Selling, general and administrative expenses for the first three quarters of 2018 were $150.6 million, a decrease of $11.1 million, or 6.9%, from the comparable period last year.

The decline in expense primarily reflects reductions in employee costs and occupancy expenses resulting from the closure of underperforming stores and ongoing expense reduction initiatives mentioned previously. As a percentage of sales, SG&A decreased 220 basis points from last year to 51.5%. Adjusted EBITDA before the charges and effective change in accounting principle for the first nine-months was $15.7 million, an increase of $3.3 million, or 26%, from the comparable period last year.

Net loss for the first nine-months of fiscal 2018 was $7.9 million, or $0.57 per share. For the comparable period last year, the net loss was $11.4 million, or $0.83 per share. Adjusted net loss was $2.3 million, or $0.17 per share, compared to adjusted net loss of $5.2 million, or $0.38 per share, for the nine-months ended October 28, 2017.

Turning now to the balance sheet, at quarter-end inventory was $79.1 million, an increase from last year of $5.1 million. The increase is due to the reasons mentioned earlier by Marla. Debt, net of cash was $47.9 million, an increase of $8.5 million from last year.

Through the third quarter of 2018, we opened zero stores and closed six stores for a net reduction of six retail stores.

We ended the quarter with 474 retail stores. Capital expenditures for the first nine months of 2018 were $3.5 million, a reduction of $2.0 million from last year.

This concludes the prepared remarks. So I’ll now turn the call over to the operator to initiate the question-and-answer portion of the call.

Following Questions:

Marla Ryan, Chief Executive Officer:

We have a lot of confidence in what we’ve been able to do so far and we’re looking forward to the New Year. And so, we wish you a happy holiday and a Happy New Year. And we will speak with you at fourth quarter earnings call.